Chris O’Leary
Interim Chief Executive Officer

407-826-8724 phone
407-826-8268 fax
ChrisOleary@tupperware.com e-mail
March 11, 2020

Richard Goudis
25 South River Road
Sewall’s Point, FL 34995

Dear Rich,

I am pleased to present our offer for the Corporate Executive Officer position of Executive Vice Chairman, Tupperware Brands Corporation (“Tupperware Brands” or the “Company”), reporting to the Board of Directors (“Board”), Tupperware Brands, effective as March 12, 2020.

1.
Your annual base salary will be $500,000 (gross), subject to annual review by the Compensation and Management Development Committee (“Compensation Committee”) of the Board, and will be administered according to Tupperware Worldwide salary guidelines.

2.
You are eligible to participate in the 2020 Tupperware Annual Incentive Program (AIP) at a target payout of 75% of your year-end salary based on the achievement of Tupperware Worldwide performance measures (Sales, Operating Income, and Cash Flow). Your individual award has a potential payout range of 0% - 99% of target for threshold performance and higher, 100% of target for plan performance and up to 200% of target for performance at maximum achievement of stated performance objectives. Separate information about the specific goals and details of the program will be provided. Any potential award will be pro-rated based on your start date. Payments under the AIP are determined in the sole discretion of the Compensation Committee.

3.	Subject to your commencement of employment with Tupperware Brands, the Company will grant to you the following equity awards on your start date:

a.
A Performance Unit Award covering 800,000 shares of Company common stock (“PSU Award”), divided among six performance based “Tranches” which will vest upon the later of the three-year anniversary of your start date and the thirtieth consecutive trading day on which the closing price of Company common stock exceeds the “Applicable Stock Price Hurdle” set forth in the table below, subject to your continued service with the Company (including service as a member of the Board) through the applicable vesting date. You will forfeit (1) the entire PSU Award upon your termination of service with the Company prior to the three-year anniversary of your start date, and (2) any Tranche of the PSU Award with respect to which the Applicable Stock Price Hurdle has not been met as of the fifth anniversary of your start date (or your termination of service with the Company, if earlier). The PSU Award will be subject to the terms and conditions of the applicable award agreement, which will be provided to you as promptly as practicable following your start date and will be in substantially the same form (including with respect to the non-compete provisions contained therein, but with such changes to vesting and exercisability upon death, disability and retirement as have been approved by the Board for grants made after January 1, 2020, which were provided to you under separate cover) as the Restricted Stock Unit Agreement filed as Exhibit 10.9 to the Form 10-K covering the period ended December 29, 2018, other than as provided in this Section 3. The Applicable Stock Price Hurdles will be equitably adjusted, as determined in the sole discretion of the Compensation Committee, in the case of any stock split or similar event affecting the capitalization of the Company.

PSU Award Tranche	Applicable Stock Price Hurdle
400,000	$4.00
80,000	$5.00 (25% increase over $4.00)
80,000	$6.25 (25% increase over $5.00)
80,000	$7.81 (25% increase over $6.25)
80,000	$9.77 (25% increase over $7.81)
80,000	$12.21 (25% increase over $9.77)

b.
An option to purchase 1,000,000 shares of Company common stock (“Stock Option”), with a per share exercise price equal to 115% of the closing price of Company common stock on the start date and a ten-year term, that will vest upon the three-year anniversary of your start date, subject to your continued service (including service as a member of the Board) through the vesting date. The Stock Option will be subject to the terms and conditions of the applicable award agreement, which will be provided to you as promptly as practicable following your start date and will be in substantially the same form (including with respect to the non-compete provisions contained therein, but with such changes to vesting and exercisability upon death, disability and retirement as have been approved by the Board for grants made after January 1, 2020, which were provided to you under separate cover) as the Restricted Stock Unit Agreement filed as Exhibit 10.11 to the Form 10-K covering the period ended December 29, 2018, other than as provided in this Section 3.

4.
Tupperware Brands maintains Stock Ownership Guidelines for its officers. You will be provided a description of the Stock Ownership Policy under separate cover. As Executive Vice Chairman of the Company, your ownership guideline will be three (3) times your base salary within five years.

5.	You will be eligible to participate in the Orlando-based benefit plans and CIGNA will provide your medical and dental insurance. A comprehensive benefits summary is attached for your reference.

6.	Upon being elected as an officer of the Company, you will be eligible for Officer Paid Time Off (PTO) of 24 days in your first year to cover vacations and personal time needed away from the office.

7.	As a highly compensated associate, you are eligible to participate in the following programs:

Retirement Savings Plan / 401(k) - You are immediately eligible to participate in our 401(k) Plan where you may defer pre-tax and/or Roth contributions up to plan limits.  After six months of continuous service, you are eligible for Company Match, which is 50% on your first 6% of contributions and Company Basic, which is 5% of your eligible pay up to the Social Security Wage Base and then 6% of eligible pay until the annual IRS compensation limit is met.  Enrollment information will be mailed to you from Fidelity Investments.

Executive Deferred Compensation Plan - You are immediately eligible to participate in our deferred compensation plan where you may allocate pre-tax dollars from your base salary and bonus on an annual basis.  Additional plan details on this non-qualified plan will be provided at time of hire.

Supplemental Plan - Once you have met the annual IRS maximum for 401(k) compensation, which in 2020 is $285,000, you will participate in the Supplemental Plan.  This non-qualified plan provides company contributions in the amount of 9% of your eligible pay over the IRS maximum.  Additional information will be provided to you upon becoming eligible.

8.
In this Corporate Officer role, you will be eligible for protection under our Change of Control Employment Agreement in the event of a qualifying termination of employment during the protection period following a change in control. Your benefits under the Change of Control Employment Agreement will be based on a 2.5x multiple. We will provide you a copy of our Change of Control Employment Agreement promptly following your start date. In addition, the Compensation and Management Development Committee of the Board will conduct, in good faith, a market-based review of severance protection practices for executives in comparable roles as yours, for deliberation and decision by no later than the Board’s May 2020 meeting.

9.	Tupperware will cover the following expenses associated with your relocation:

a.	Actual one-way travel expenses incurred in relocating you and your family to Orlando (airfare via corporate travel guidelines)

b.	Shipment of household goods in accordance with the relocation policy, including shipment of up to two vehicles

c.	A home-finding trip for up to three days in Orlando, Florida for you and your spouse: airfare, lodging and meals according to corporate travel standards will be reimbursed

d.	Temporary housing, beginning March 16, 2020, for up to 60 days, which may be extended for an additional 30 days, based on circumstances, as determined by Tupperware Brands.

e.	Temporary storage of household goods, for up to 60 days, which may be extended for an additional 30 days, based on circumstances, as determined by Tupperware Brands.

f.	Financial assistance for allowable out-of-pocket moving-related expenses in accordance with applicable guidelines.

10.
Tupperware will assist you with the sale of your primary home through the BVO (Buyer Value Option) program if your house is valued at less than $750,000. To participate in the program, you must comply with the terms set forth in the attached policy, including use of a designated realtor. If the sale value of your primary home is greater than $750,000, the Company will provide assistance through the Home Sale Direct Reimbursement Program for reimbursement of qualified closing costs, up to a maximum of $100,000, net, subject to the terms of the attached policy.

11.
Upon securing a permanent home in Orlando, Tupperware will provide you with Purchase Assistance in accordance with the terms of the attached policy, provided that you purchase a home within the first year of employment.

12.	The labor laws of Florida will govern your employment.

13.	In accepting this offer, the Company requires you to sign the Global Repayment Agreement (attached).

14.
You will be expected to become familiar with the Code of Conduct and Conflict of Interest Policies of Tupperware and fully comply with these policies. Further, in accepting this offer, you agree that during and after your employment with the Company, you will not disclose to any person whatsoever any unauthorized information on matters relating to the company.

15.	All payments and benefits described in this letter will be subject to applicable withholdings.

16.
Your employment with the Company is at will. You or the Company may terminate your employment with the Company at any time for any reason. In the event of the termination of your employment with the Company, unless otherwise requested by the Board, you agree to resign, effectively immediately, from the Board and from any other position with the Company or any of its subsidiaries and you agree to execute any documentation to effect the foregoing.

17.
This offer letter and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this offer letter) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws. Other than with respect to any action by the Company seeking to enforce any restrictive covenants applicable to you with respect to which the Company shall have the right commence an action in any state or federal court of competent jurisdiction located in Orlando, Florida, any controversy or claim arising out of or relating to this offer letter shall be settled by final, binding and nonappealable arbitration in Orlando, Florida. Subject to the following provisions, any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators (who, for the avoidance of doubt, shall be licensed to practice in the State of Florida) shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS OFFER LETTER.

Please be advised that any unused relocation benefits may not be substituted for other relocation benefits; also, there is no cash payment in lieu of benefits not used.

If the foregoing correctly sets forth your understanding of our offer, please indicate your acceptance by signing two copies of this letter and our standard restrictive covenants agreement (“Employee Agreement”, attached) that all of our colleagues execute, returning one copy of each document to me. Notwithstanding anything in this letter or in the Employee Agreement to the contrary, Section 10 of the Employee Agreement entitled “Competition After Termination” is hereby modified such that the length of the non-compete period shall be the longer of one (1) year and the length of any applicable severance period.

Rich, we look forward to your favorable decision and are certain that you will make significant contributions to Tupperware Brands Corporation.

Sincerely,

/s/ Christopher D. O’Leary

Chris O'Leary
Interim Chief Executive Officer
Agreed to and accepted by:

/s/ Richard Goudis                March 11, 2020
_______________________________    ______________________________
Full Name                     Date

cc:     Lillian Garcia
Simon Choy
Susan Cameron
Kriss Cloninger